Exhibit 10.23

FIRST AMENDMENT TO LEASE

(CORPORATE 500 CENTRE)

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of the 13th day of April, 2011, by and between LONG RIDGE OFFICE PORTFOLIO, L.P., a Delaware limited partnership (“Landlord”) and SURGICAL CARE AFFILIATES, LLC, a Delaware limited liability company (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Standard Office Lease dated as of May 10, 2010 (the “Lease”), whereby Tenant leased certain office space consisting of 3,147 rentable square feet and commonly known as Suite 250 (the “Existing Premises”) of the project now known as Corporate 500 Centre (the “Project”) whose address is 500 Lake Cook Road, Deerfield, Illinois 60015.

B. By this First Amendment, Landlord and Tenant desire to change the location of the Premises and to otherwise modify the Lease as provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T :

1. Modification of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain premises (the “New Premises”) consisting of 6,151 rentable square feet of space, commonly known as Suite 250 of the Project whose address is 520 Lake Cook Road, Deerfield, Illinois 60015 (the “Building”). The New Premises are further described in Exhibit “A” attached hereto. As of the “New Premises Commencement Date,” as that term is defined in Section 2.1 below, and upon Tenant’s proper re-delivery of the Existing Premises to Landlord, all references in the Lease to the “Premises” shall be deemed to refer to the New Premises instead of the Existing Premises.

2. Term of Lease.

2.1 New Premises. The term (“New Term”) of Tenant’s lease of the New Premises shall commence upon the earlier of (i) the date of substantial completion of Improvements in the Premises, which is anticipated to occur on or about June 1, 2011, or (ii) the date Tenant first commences to conduct business in the Premises (the earlier to occur of which shall be referred to as the “New Premises Commencement Date”). The New Term shall expire on the first day of the month which is sixty-six (66) months following the New Premises Commencement Date, provided however if the New Premises Commencement Date is a day other than the first day of a month, then the New Term shall expire on the last day of the month which is sixty-six (66) months following the New Premises Commencement Date (the “Expiration Date”).

2.2 Existing Premises. Upon the New Premises Commencement Date, provided Tenant has properly re-delivered possession of the Existing Premises to Landlord, Tenant’s lease of the Existing Premises shall terminate and be of no further force and effect, and both Landlord and Tenant shall be relieved of their respective future obligations under the Lease, as amended hereby, in connection with the Existing Premises, except those obligations set forth in the Lease, as amended hereby, which specifically survive the expiration or earlier termination of Tenant’s lease of the Existing Premises, including, without limitation, the payment by Tenant of all amounts owed by Tenant under the Lease, as amended hereby, with respect to Tenant’s period of occupancy of the Existing Premises. In the event the New Premises Commencement Date does not occur on or before June 1, 2011, the Existing Premises shall continue on a month-to-month term pursuant to the terms contained in the Lease, as amended hereby. Tenant shall vacate the Existing Premises, and surrender and deliver exclusive possession thereof to Landlord within ten (10) days following the New Premises Commencement Date in accordance with the provisions of the Lease, as amended hereby. Except as specifically permitted herein, in the event that Tenant retains possession of the Existing Premises or any part thereof after such date, then in addition to any other rights Landlord may have pursuant to the Lease or at law, the provisions of Article 5 of the Lease, regarding holdover occupancy, shall apply.

3. Rent.

3.1 Monthly Basic Rental. Commencing on the New Premises Commencement Date and continuing throughout the remainder of the New Term, monthly installments of Basic Rental for the New Premises shall be paid by Tenant in accordance with the applicable provisions of the Lease, as follows:

Period	Monthly Basic Rental		Monthly Basic Rental per Rentable Square Foot

Month 1		$8,585.77		$16.75

*Month 2	*$	8,585.77	*$	16.75

Month 3 — Month 12		$8,585.77		$16.75

*Month 13 — Month 13	*$	8,842.06	*$	17.25

Month 14 — Month 24		$8,842.06		$17.25

*Month 25 — Month 25	*$	9,108.61	*$	17.77

Month 26 — Month 36		$9,108.61		$17.77

*Month 37 — Month 37	*$	9,380.28	*$	18.30

Month 38 — Month 48		$9,380.28		$18.30

*Month 49 — Month 49	*$	9,662.20	*$	18.85

Month 50 — Month 60		$9,662.20		$18.85

*Month 61 — Month 61	*$	9,949.24	*$	19.41

Month 62 — Month 66		$9,949.24		$19.41

*	Subject to the provisions of Section 3.2 below, Tenant’s obligation to pay Monthly Basic Rental and Additional Rent shall be fully abated for each of Month 2, Month 13, Month 25, Month 37, Month 49 and Month 61 of the New Term.

3.2 Conditional Abatement of Monthly Basic Rental and Additional Rent. Notwithstanding anything to the contrary contained in this First Amendment, provided that Tenant faithfully performs all of the terms and conditions of this First Amendment through the date Monthly Basic Rental and Additional Rent would otherwise become due, Landlord hereby agrees to fully abate Tenant’s obligation to pay Monthly Basic Rental and Additional Rent for Month 2, Month 13, Month 25, Month 37, Month 49 and Month 61 of the New Term. During such abatement periods, Tenant shall remain responsible for the payment of any of its other monetary obligations under this First Amendment. However, in the event of a default by Tenant under the terms of this First Amendment at any subsequent time during the New Term which results in early termination pursuant to the provisions of Section 20 of the Lease, then as a part of the recovery set forth in Section 20 of the Lease, Landlord shall be entitled to the recovery of any Monthly Basic Rental and Additional Rent that was previously abated under the provisions of this Section 3.2.

3.3 Additional Rent. Except as specifically set forth in Sections 3.1 and 3.2 of this First Amendment, Tenant’s payment of Tenant’s Proportionate Share for the New Premises during the New Term shall be governed by the terms of Article 3 of the Lease. Notwithstanding anything to the contrary set forth in the Lease, and effective as of the New Premises Commencement Date, for purposes of calculating the amount of Tenant’s Proportionate Share of Direct Costs which Tenant shall pay during the New Term with regard to the New Premises, Tenant’s Proportionate Share shall be 0.92%.

4. Improvements to the New Premises. Tenant Improvements in the New Premises shall be installed and constructed in accordance with the terms of the Tenant Work Letter attached hereto as Exhibit “B” and made a part hereof.

5. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Jim Ward of Grubb & Ellis on behalf of Tenant and Chris Cummins of Colliers International on behalf of Landlord (the “Brokers”) and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 5 shall survive the expiration or earlier termination of the Lease, as hereby amended.

6. Security Deposit. Notwithstanding any contrary provision in the Lease to the contrary, the security deposit held by Landlord in connection with Tenant’s lease of the New Premises (the “Security Deposit”) shall equal Twenty Seven Thousand Four Hundred Twenty-Three and NO/100 Dollars ($27,423.00). Landlord and Tenant acknowledge that Landlord is currently holding Four Thousand Three Hundred Twenty-Seven and 13/100 Dollars ($4,327.13) as a security deposit for the Existing Premises (the “Existing Security Deposit”). To the extent the Existing Security Deposit is not used, applied or retained by Landlord with respect to the condition in which Tenant re-delivers the Existing Premises, Landlord shall apply the Existing Security Deposit to the Security Deposit. In the event that the Existing Security Deposit exceeds the amount of the Security Deposit after such application, Landlord shall refund the difference to Tenant within thirty (30) days following the full execution and delivery of this First Amendment. Landlord shall hold the Security Deposit pursuant to the terms of Article 4 of the Lease.

7. Parking. Effective as of the New Premises Commencement Date and continuing throughout the New Term, Tenant shall have the use of up to twenty (20) unreserved parking passes for use in the Project’s surface parking lot free of charge throughout the Term. Tenant shall have the right to convert up to three (3) unreserved parking passes into unreserved parking passes in the Project’s underground garage at the then-current rate for such passes upon prior written notice to Landlord. Tenant’s rental and use of such parking passes shall be in accordance with, and subject to, all provisions of Article 23 of the Lease including, without limitation, payment of the monthly parking rate specified therein.

8. Option to Extend. Landlord hereby grants to Tenant and any Transferee permitted under the Lease or any assignee consented to by Landlord one (1) option (“Option”), to extend the term for the entire New Premises for a period of five (5) years (the “Option Term”), which Option shall be exercisable only by written notice delivered by Tenant to Landlord set forth below.

(a)

Option Rent. The rent payable by Tenant during the Option Term (“Option Rent”) shall be equal to the “Market Rent” (defined below). “Market Rent” shall mean the applicable Monthly Basic Rental, including all escalations, Operating Costs, additional rent and other charges at which tenants, as of the commencement of the applicable Option Term, are leasing non-sublease, non-encumbered, space comparable in size, location and quality to the Premises in renewal transactions for a term comparable to the Option Term which comparable space is located in office buildings comparable to the Building in the immediate geographic vicinity, taking into consideration the value of the existing improvements in the Premises to Tenant, as compared to the value of the existing improvements in such comparable space, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant, and further provided that in no event shall the Market Rent be less than the amount payable by Tenant during the last month of its then-existing occupancy, as calculated on a per rentable square foot basis.

(b)	Exercise of Option. The Option shall be exercised by Tenant only in the following manner: (i) Tenant shall not be in default beyond any applicable notice and cure periods on the delivery date of the Interest Notice and Tenant’s Acceptance; (ii) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than eighteen (18) months nor less than nine (9) months prior to the expiration of the New Term, stating that Tenant is interested in exercising the Option, (iii) within fifteen (15) business days of Landlord’s receipt of Tenant’s written notice, Landlord shall deliver notice (“Option Rent Notice”) to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within fifteen (15) business days after receipt of the Option Rent Notice (“Tenant’s Acceptance”). Tenant’s failure to deliver the Interest Notice or Tenant’s Acceptance on or before the dates specified above shall be deemed to constitute Tenant’s election not to exercise the Option. If Tenant timely and properly exercises the Option, the Term shall be extended for the Option Term upon all of the terms and conditions set forth in the Lease, as hereby amended, except that the rent for the Option Term shall be as indicated in the Option Rent Notice.

9. Assignment and Subletting. As of the New Premises Commencement Date, the second paragraph of Section 15.D. of the Lease shall be deleted in its entirety.

10. Substitute Premises. As of the New Premises Commencement Date, Section 29.R. of the Lease shall be deleted in its entirety.

11. No Further Modification. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“Landlord”:

LONG RIDGE OFFICE PORTFOLIO, L.P., a Delaware limited partnership

By:	MF FUNDING, INC.
a Delaware corporation
Its General Partner

By:	/s/ Joaquin de Monet
	Its:	Joaquin de Monet
Vice President

“Tenant”:

SURGICAL CARE AFFILIATES, LLC, a Delaware limited liability company

By:	/s/ Richard L. Sharff
	Its:	EVP

EXHIBIT “A”

OUTLINE OF NEW PREMISES

Exhibit A February 9, 2011

EXHIBIT “B”

TENANT WORK LETTER

SURGICAL CARE AFFILIATES, LLC

This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the tenant improvements in the New Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the renovation of the New Premises, in sequence, as such issues will arise. In the event there are any conflicting terms and provisions contained in this Tenant Work Letter and the Lease, the terms and provisions contained in this Tenant Work Letter shall prevail.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE NEW PREMISES

Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of the New Premises, and (ii) of the floor of the Project on which the New Premises is located (collectively, the “Base, Shell and Core”). Tenant has inspected and hereby approves the condition of the New Premises and Base, Shell and Core, and agrees that, subject to construction of the Improvements, the New Premises and the Base, Shell and Core shall be delivered to Tenant in its current “as-is” condition. The improvements to be initially installed in the New Premises shall be designed and constructed pursuant to this Tenant Work Letter. Any costs of initial design and construction of any improvements to the New Premises shall be an “Improvement Allowance Item”, as that term is defined in Section 2.2 of this Tenant Work Letter.

SECTION 2

IMPROVEMENTS

2.1 Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of $184,530.00 for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the New Premises (the “Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance and in no event shall Tenant be entitled to any credit for any unused portion of the Improvement Allowance not used by Tenant by March 1, 2012.

2.2 Disbursement of the Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process) for costs related to the construction of the Improvements and for the following items and costs (collectively, the “Improvement Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction

Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of permits; (iii) the cost of any changes in the Base, Shell and Core required by the Construction Drawings; (iv) the cost of any changes to the Construction Drawings or Improvements required by applicable building codes (the “Code”); and (v) the “Landlord Coordination Fee”, as that term is defined in Section 4.3.2 of this Tenant Work Letter. However, in no event shall more than Three and 00/100 Dollars ($3.00) per rentable square foot of the Improvement Allowance be used for the aggregate cost of items described in (i) and (ii) above; any additional amount incurred as a result of (i) and (ii) above shall be paid for by Tenant as part of the Over-Allowance Amount.

2.3 Standard Improvement Package. Landlord has established specifications (the “Specifications”) for the Project standard components to be used in the construction of the Improvements in the New Premises (collectively, the “Standard Improvement Package”), which Specifications are available upon request. The quality of Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord’s option, require the Improvements to comply with certain Specifications.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner approved by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall also retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and life safety work of the Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. On or before the date set forth in Schedule 1, attached hereto, Tenant and the Architect shall prepare the final space plan for Improvements in the New Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval.

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3.3 Final Working Drawings. On or before the date set forth in Schedule 1, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the New Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval.

3.4 Permits. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of the construction of the Improvements. Tenant shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

3.5 Time Deadlines. Tenant shall use its best efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor for approval of the “Cost Proposal,” as that term is defined in Section 4.2 of this Tenant Work Letter, as soon as possible after the execution of this First Amendment, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant’s progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4 below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 1 (the “Time Deadlines”), attached hereto. Tenant agrees to comply with the Time Deadlines.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1 Contractor. The contractor which shall construct the Improvements shall be the low bidder in a lump sum competitive bid to at least three (3) general contractors designated by Landlord. The contractor selected may be referred to herein as the “Contractor”.

4.2 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Improvement Allowance Items to be incurred by Tenant in connection with the construction of the Improvements (the “Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord within three (3) business days of the receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the “Cost Proposal Delivery Date.”

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4.3 Construction of Improvements by Contractor under the Coordination of Landlord.

4.3.1 Over-Allowance Amount. Within thirty (30) days of the Cost Proposal Delivery Date, Tenant shall deliver to Landlord an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the Cost Proposal Delivery Date). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon the Contractor’s submission of invoices to Landlord and Landlord’s request to Tenant as an addition to the Over-Allowance Amount.

4.3.2 Landlord’s Retention of Contractor. Landlord shall independently retain Contractor, on behalf of Tenant, to construct the Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall coordinate the construction by Contractor, and Tenant shall pay a construction coordination fee (the “Landlord Coordination Fee”) to Landlord in an amount equal to the product of (i) two percent (2%) and (ii) an amount equal to the Improvement Allowance.

SECTION 5

COMPLETION OF THE IMPROVEMENTS

5.1 Substantial Completion. For purposes of this Lease, “Substantial Completion” of the Improvements in the New Premises shall occur upon the completion of construction of the Improvements in the New Premises pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant.

5.2 Delay of the Substantial Completion of the New Premises. Except as provided in this Section 5, the New Premises Commencement Date and Tenant’s obligation to pay rent for the New Premises shall occur as set forth in the Lease. However, if there shall be a delay or there are delays in the Substantial Completion of the Improvements in the New Premises as a result of the following (collectively, “Tenant Delays”):

5.2.1 Tenant’s failure to comply with the Time Deadlines;

5.2.2 Tenant’s failure to timely approve any matter requiring Tenant’s approval;

5.2.3 A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.2.4 Changes in any of the Construction Drawings after disapproval of the same by Landlord or because the same do not comply with Code or other applicable laws;

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5.2.5 Tenant’s request for changes in the Approved Working Drawings;

5.2.6 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Improvements in the New Premises, or which are different from, or not included in, the Standard Improvement Package;

5.2.7 Changes to the Base, Shell and Core required by the Approved Working Drawings; or

5.2.8 Any other acts or omissions of Tenant, or its agents, or employees which materially and adversely affect Landlord’s construction of the Improvements;

then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of Improvements in the New Premises, the date of Substantial Completion thereof shall be deemed to be the date that Substantial Completion would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Representative. Tenant has designated Wayne Carr as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2 Landlord’s Representative. Prior to commencement of construction of Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

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SCHEDULE 1

TIME DEADLINES

Dates	Actions to be Performed

A. April 1, 2011	Tenant to deliver Final Space Plan to Landlord.

B. April 29, 2011	Tenant to deliver final Design Development package to Landlord for completion of construction documents.

C. Three (3) business days after the receipt of the Cost Proposal by Proposal Tenant.	Tenant to approve Cost Proposal and deliver Cost to Landlord.